Exhibit 10.40

Thursday June 28, 2018
Sarah Hlavinka
East 70th Street
Unit 12U
New York, NY 10021
Dear Sarah,
We are pleased to offer you the position of Senior Vice President, General Counsel & Corporate Secretary reporting to Philip Mezey, President and CEO. This is an exempt position, and the salary being offered bi-weekly at $18,269.24, which equates to $475,000 annually. Your anticipated start date is August 6, 2018. This position is based out of Austin Texas.

Additionally, Itron will offer you:

•Participation in the Executive Management Incentive Plan ("EMIP") with a target of 75% of your annual gross salary. Your 2018 participation will be prorated based on your date of hire.

•A New Hire Stock grant valued at $500,000. This grant will be in the form of time-based Restricted Stock Units which vest one year from the anniversary date of the grant. This grant will be made at the next regular Board Meeting following your date of hire.

•A sign on bonus of $650,000 to be payable following your relocation to the Austin Texas area. You will be required to pay back this sign on bonus if you voluntarily terminate from Itron within two years from your date of hire. The reimbursement schedule is as follows:

Length of Service from Date of Hire	% Due Back to Itron
12 Months or Less	100%
13-16 Months	75%
17-20 Months	50%
21-24 Months	25%

•Your position is considered an eligible position in the Itron Long Term Incentive plan. Grant values are determined annually. For 2018, we will provide you a grant valued at $800,000 with 50% of the value in performance shares, 25% in Time-Based RSU's and 25% in Stock Options, made at the next regular Board Meeting following your date of hire.

•Vacation Accrual at a rate of four weeks per year

•Relocation assistance to the Austin area.

2111 North Molter Road tel 509-924-9900
Liberty Lake, WA 99019 fax 509-891-3355
www.itron.com toll-free 800-635-5461

We have included the following for your review:
•2018 US Employee Benefits Summary
•2018 Itron Restorations Savings Plan Highlights
•Change in Control Agreement
•Employee Invention and Non-Disclosure Agreement

You understand that your employment is terminable-at-will, that you are not being employed for any specified period, and that either you or the company may terminate your employment at any time, with or without cause or notice. Further, and in consideration of the foregoing, your Employee Invention and Non-Disclosure Agreement will include customary non-solicit and non-compete provisions.

This offer is contingent upon successfully fulfilling the requirements of all pre-employment procedures, which includes a drug and alcohol screening, background check, credit check, and the executive reference process. If this letter meets your approval, please sign and return a signed copy of the offer letter to my attention via robyn.nordby@itron.com no later than Tuesday, July 3, 2018.

We hope that you anticipate your adventure and opportunity with Itron as much as we look forward to having you aboard.

We would like to take this time and welcome you to the Itron team! Please watch for additional emails to begin your new hire process.

Sincerely,

/s/ Michel Cadieux

Michel Cadieux
SVP, Human Resources

/s/ Sarah Hlavinka	7/2/2018
Sarah Hlavinka	Date

c: Personal File

2111 North Molter Road tel 509-924-9900
Liberty Lake, WA 99019 fax 509-891-3355
www.itron.com toll-free 800-635-5461